Exhibit 99.1

Summit Financial Services Group Announces 2012 Year End Results

Summit Financial Services Group, Inc. (OTC Bulletin Board: SFNS) announced financial results for its year ended December 31, 2012. For 2012, the Company reported revenues of $73.24 million, which represented an increase of $5.1 million, or 7.5%, from the $68.12 million in revenues reported for 2011. For 2012, the Company reported net income of $1.59 million, which represented an increase of $.13 million, or 8.7%, from the $1.46 million reported in 2011.

Marshall Leeds, the Company’s Chairman, Chief Executive Officer and President, stated: “I am extremely pleased to report the Company’s fourth consecutive year of record revenues and third consecutive year of record pre-tax earnings. The results for 2012 reflect the Company’s continued success at recruiting and retaining financial advisors, albeit during a year in which the markets were impacted as a result of concerns related to economic instability both in the United States and abroad. As a result, the Company was able to realize increases in both revenues and pre- and after-tax earnings. Furthermore, EBITDA, as adjusted (which we consider a significant measure of our success) increased to $4.5 million, or by 14%, over the $3.9 million in EBITDA, as adjusted, reported for 2011. Prospectively, while we believe that global economic instability may continue to affect the markets, our focus will remain on recruiting the industry’s finest financial advisors. As always, I would like to thank everyone at Summit for their hard work and dedication during 2012.”

The Company is a Florida-based financial services holding company that provides, through its operating subsidiary, Summit Brokerage Services, Inc. (“Summit Brokerage”), a broad range of securities brokerage and investment services to primarily individual investors. Summit Brokerage also sells insurance products, predominantly fixed and variable annuities and life insurance through its subsidiary, SBS Insurance Agency of Florida. Summit Brokerage also provides asset management services through its investment advisor, Summit Financial Group, Inc.

Summit Brokerage is registered with the Securities and Exchange Commission (SEC), and is a member of FINRA (f/k/a NASD), the Municipal Securities Rule Making Board, and the National Futures Association. The Company currently offers its services through a network of 300 producing financial advisors, and its business plan is focused primarily on increasing its network of affiliated registered representatives through recruitment as well as by acquisitions.

All of the above numbers have been rounded for ease of presentation.

The following table presents a reconciliation of EBITDA, as adjusted, to net income as reported:

		2012	2011
Net income as reported		$1,592,015	$1,464,942
Add:	Depreciation	202,714	183,482
	Amortization – advisor notes	196,124	207,217
	Non-cash compensation	732,804	710,422
	Income tax expense	1,736,000	1,347,000

EBITDA, as adjusted		$4,459,657	$3,913,063

Earnings before interest, taxes, depreciation and amortization, or EBITDA, adjusted for non-cash compensation expense is a key metric the Company uses in evaluating its financial performance. EBITDA is considered a non-GAAP financial measure as defined by Regulation G, promulgated by the SEC under the Securities Act of 1933, as amended. The Company considers EBITDA, as adjusted, important in monitoring and evaluating its financial performance on a consistent basis across various periods, as well as for purposes of, analyzing and evaluating financial and strategic planning decisions regarding future operating investments and potential acquisitions. The Company believes that EBITDA, as adjusted, eliminates items that are not part of its core operations, or do not involve a cash outlay, such as stock-related compensation. EBITDA, as adjusted, should be considered in addition to, rather than as a substitute for, pre-tax income, net income and cash flows from operating activities.

Summit Financial Services Group, Inc.

Condensed Consolidated Statements of Income

Years Ended December 31, 2012 and 2011

	2012	2011
Revenues
Commissions	$68,208,147	$63,351,301
Interest and dividends	998,490	1,117,219
Other revenue	4,029,863	3,647,486

	73,236,500	68,116,006

Expenses
Commissions and clearing costs	58,136,808	54,051,751
Employee compensation and benefits	6,504,601	6,235,162
Occupancy and equipment	778,271	733,428
Communications	457,476	526,857
Depreciation and amortization	202,714	183,482
Other operating expenses	3,828,615	3,573,384

	69,908,485	65,304,064

Income before income taxes	3,328,015	2,811,942
Provision for income taxes	1,736,000	1,347,000

Net income	$1,592,015	$1,464,942

Basic income per common share	$0.06	$0.05

Diluted income per common share	$0.05	$0.05

Weighted average common shares outstanding:
Basic	26,484,699	26,526,635

Diluted	31,490,344	30,960,959

“Forward-looking” Statements

This press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995, as amended. Any such statements are made pursuant to the safe-harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, and they involve a number of risks and uncertainties that could cause actual results to differ materially from those that may be anticipated by or from the forward-looking statements. Important factors that could cause such a difference are set forth in the Company’s filings with the Securities and Exchange Commission and include, but are not limited to, investor confidence and the performance of the securities markets, and the availability of suitable candidates for the Company’s acquisition or recruitment.

For additional investor relations information, contact Summit Financial Services Group, Inc., Boca Raton, Florida - Steven C. Jacobs, CFO, 561-338-2600.